Exhibit 5.4

[Letterhead of Flaster/Greenberg P.C.]

June 6, 2011

Board of Directors of PAETEC Holding Corp.

Talk America Holdings, Inc.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, DC 20004

Ladies and Gentlemen:

We have acted as special New Jersey counsel to Access One Communications Corp., a New Jersey corporation (the “New Jersey Guarantor”) in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by PAETEC Holding Corp., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $450,000,000 in aggregate principal amount of 9-7/8% Senior Notes due 2018 of the Company (the “Exchange Notes”) in exchange for up to $450,000,000 in aggregate principal amount of 9-7/8% Senior Notes due 2018 of the Company originally issued on December 2, 2010 and outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of December 2, 2010, by and among the Company, the Guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented or amended (the “Indenture”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied on the representations and statements of fact made in the documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents.

Board of Directors of PAETEC Holding Corp.

Talk America Holdings, Inc.

Hogan Lovells US LLP

June 6, 2011

This opinion letter is based as to matters of law solely on the laws of the State of New Jersey, including the New Jersey Business Corporation Act (the “NJBCA”).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.	The New Jersey Guarantor is validly existing as a corporation under the NJBCA.

2.	The New Jersey Guarantor had the corporate power under the NJBCA as of the date of the Second Supplemental Indenture (the “Joinder”), dated as of December 6, 2010, to the Indenture, and has the corporate power as of the date hereof, to execute and deliver the Joinder and to perform its obligations under the Indenture.

3.	The Joinder has been duly authorized, executed and delivered by the New Jersey Guarantor under the NJBCA.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without our prior written consent, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein, including but not limited to any opinion as to federal or state taxation, banking, securities or “blue sky” laws or regulations.

We hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. We also consent to your filing of this opinion letter as Exhibit 5.4 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Flaster/Greenberg P.C.

By:	/s/ Markley S. Roderick
Markley S. Roderick